Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122477 on Form S-8, relating to the PHH Corporation 2005 Equity and Incentive Plan, of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the fair value method of accounting for stock-based compensation and the consolidation provisions for variable interest entities in 2003, the non-amortization provisions for goodwill and other indefinite-lived intangible assets in 2002, and the modification of the accounting treatment relating to securitization transactions and the accounting for derivative instruments and hedging activities in 2001), relating to the consolidated financial statements of PHH Corporation, appearing in the Annual Report on Form 10-K of PHH Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
February 28, 2005